Exhibit 5.1

September 30, 2009

Atlas Energy, Inc.

1550 Coraopolis Heights Road

Moon Township, PA 15108

Re: Registration Statement on Form S-8

We have acted as counsel for Atlas Energy, Inc. (formerly known as Atlas America, Inc.) (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering 4,800,000 shares of Common Stock, $0.01 par value (the “Shares”), of the Company. The Shares will be issued by the Company upon exercise of equity awards to be granted under the Atlas America, Inc. 2009 Stock Incentive Plan (the “Plan”). In our capacity as counsel, we have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, it is our opinion that, (a) the Company is a corporation duly organized and validly existing under the laws of the State of Delaware, and (b) the Shares are duly authorized by all necessary corporate action of the Company and, when issued and paid for, to the extent required, in accordance with the terms of the Plan, will be legally and validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/S/ LEDGEWOOD
Ledgewood, a professional corporation